Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-184324 and 333-188606) of Regulus Therapeutics Inc. and in the related Prospectus of our report dated February 27, 2014, with respect to the financial statements of Regulus Therapeutics Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

San Diego, California

February 27, 2014